EXHIBIT 99.1

HSN, Inc. Reports First Quarter 2009 Results

ST. PETERSBURG, Fla., May 7, 2009 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the first quarter ended March 31, 2009 for HSN, Inc. ("HSNi" or the "Company") and its two operating segments, HSN and Cornerstone.

 Table 1

             SUMMARY RESULTS AND KEY OPERATING METRICS (a)
   ($ in millions, except per share and average price point amounts)

                               Q1 2009       Q1 2008        Change
                              ----------    ----------    ----------

 Net Sales                    $    629.6    $    676.9       (7%)
 Non-GAAP:
   Adjusted EBITDA            $     26.1    $     33.1      (21%)
   Adjusted Net Income        $      4.6    $     15.0      (69%)
   Adjusted EPS               $     0.08    $     0.26      (69%)
 GAAP:
   Operating Income           $     13.9    $     15.1       (8%)
   Net Income                 $      3.0    $      9.3      (68%)
   Diluted EPS                $     0.05    $     0.17      (68%)

 HSNi:
   Average price point        $    58.00    $    61.19       (5%)
   Units shipped (millions)         12.0          12.5       (4%)
   Gross profit %                   33.5%         34.8%    (130 bps)
   Return rate %                    17.3%         19.1%    (180 bps)
   Internet net sales % (b)         36.8%         35.4%     140 bps

 (a) Segment results for HSNi's two business segments, HSN and
     Cornerstone, are presented separately in Tables 2 and 3 of this release.
 (b) Internet net sales as a percent of total HSNi net sales.

See reconciliation of GAAP to non-GAAP measures in Table 4.

First Quarter 2009 Results vs First Quarter 2008:

 * HSNi ended the quarter with $186.9 million in cash and cash equivalents. Cash from operating activities during the first quarter of 2009 was $39.6 million compared to a use of cash of
   $(20.8) million in the same quarter last year. Cash flow improved by effectively managing working capital, including a reduction in inventory of 16% compared to the first quarter of 2008. The $20.0 million outstanding under the revolving credit facility at
   December 31, 2008 was repaid during the first quarter.

 * Net sales for HSNi decreased 7% to $629.6 million in the first quarter of 2009 with net sales from HSN down less than 1% to
   $474.9 million and Cornerstone down 22% to $154.7 million.

 * HSNi's Adjusted EBITDA margin was 4.1% compared to 4.9% in the prior year. Operating income benefited from a reduction in non-cash amortization expenses and, as a percent of sales, remained unchanged at 2.2%. HSN's operating income increased by
   7% offset by a decline in Cornerstone's operating income of 30%.

 * Net income for HSNi in the first quarter of 2009 was $3.0 million, decreasing $6.4 million from the prior year. Net income for 2009 includes interest expense, net of taxes, of $5.5 million related to financing incurred as a result of the spin-off from
   IAC in the third quarter of 2008

Mindy Grossman, HSNi's Chief Executive Officer, stated, "In the first quarter, we continued to proactively manage our business and brands by leveraging the unique aspects of our business model, staying focused on our customer, managing operating expenses and maximizing cash flow. While we all know that the macro economic conditions continue to be very challenging, we are pleased that our efforts resulted in sales for HSN declining by less than 1% in the first quarter of 2009, an impressive achievement given both the overall retail environment and strong comparable sales growth of 9% in the first quarter of 2008. We continued to adjust our product assortment, presentations and overall experience to meet our customers' needs. As a result, our 12-month active customer base grew 2% and our repeat customer rate grew 2.1% from the prior year. HSN.com continued to gain momentum with a sales increase of 4% following comparable sales growth of 24% in the same quarter last year. For Cornerstone, we continued to experience sales challenges due to product category exposure in luxury home and apparel. In response, we reduced catalog circulation by over 30% and aggressively managed inventories which declined by 28% compared to the same quarter last year. One of our primary business strategies has been to generate strong cash flow. As a result, we ended the quarter with $186.9 million in cash. I am confident that we are well positioned to take advantage of this changing marketplace by outpacing our competition, building our business and driving long-term value for our shareholders."

 Table 2
                            SEGMENT RESULTS
                            ($ in millions)

                               Q1 2009       Q1 2008        Change
                              ----------    ----------    ----------
 Net Sales
   HSN                        $    474.9    $    479.0          (1%)
   Cornerstone                     154.7         197.9         (22%)
                              ----------    ----------    ----------
   Total HSNi                 $    629.6    $    676.9          (7%)
                              ==========    ==========    ==========

 Gross Profit
   HSN                        $    152.0    $    154.9          (2%)
   Cornerstone                      59.2          80.6         (27%)
                              ----------    ----------    ----------
   Total HSNi                 $    211.2    $    235.5         (10%)
                              ==========    ==========    ==========

 Adjusted EBITDA
  (Non-GAAP measure)
   HSN                        $     35.3    $     36.6          (4%)
   Cornerstone                      (9.2)         (3.5)       (165%)
                              ----------    ----------    ----------
   Total HSNi                 $     26.1    $     33.1         (21%)
                              ==========    ==========    ==========

 Operating Income (Loss)
   HSN                        $     26.2    $     24.5           7%
   Cornerstone                     (12.3)         (9.4)        (30%)
                              ----------    ----------    ----------
   Total HSNi                 $     13.9    $     15.1          (8%)
                              ==========    ==========    ==========

 See reconciliation of GAAP to non-GAAP measures in Table 4.

 Table 3
                     SEGMENT KEY OPERATING METRICS

                                Q1 2009       Q1 2008       Change
                              ----------    ----------    ----------
 HSN:
   Average price point        $    56.67    $    60.07          (6%)
   Units shipped (millions)          9.4           9.1           3%
   Gross profit %                   32.0%         32.3%     (35 bps)
   Return rate %                    17.7%         20.0%    (230 bps)
   Internet net sales % (a)         30.0%         28.6%     140 bps
 Cornerstone:
   Average price point        $    62.67    $    64.26          (2%)
   Units shipped (millions)          2.7           3.3         (18%)
   Gross profit %                   38.3%         40.7%    (240 bps)
   Return rate %                    16.2%         17.0%     (80 bps)
   Internet net sales % (a)         57.4%         52.0%     540 bps
   Catalog circulation
   (millions)                       60.5          87.2         (31%)

(a) Internet net sales as a percent of segment net sales.

HSN Segment Results

HSN's net sales decreased less than 1% to $474.9 million in the first quarter of 2009 from $479.0 million in the prior year. Strong sales increases in fitness, health and electronics were offset by sales declines in jewelry and fashion. Shipped units increased by 3%, the average price point decreased by 6% and returns decreased to 17.7% from 20.0% from the same quarter in the prior year. These results were due to select promotional pricing, product mix and sales of key items at lower price points. HSN.com net sales grew 4% over the prior year with sales from e-commerce representing 30.0% of HSN's total net sales, up from 28.6% in the prior year.

Gross profit margin was 32.0% in the first quarter compared to 32.3% in the prior year. This slight decrease was a result of increased promotional activity to reduce inventory levels, particularly in jewelry and fashion, and a shift in product mix towards fitness and electronics. Inventory decreased 7% compared to the same period last year.

Adjusted EBITDA decreased $1.3 million or 4% in the first quarter compared to the prior year driven by the decrease in gross profit which was partially offset by a reduction in operating expenses. Included in HSN's operating income for the prior year was non-cash marketing expense of $3.7 million which HSN did not incur in 2009. As a result, HSN's operating income increased 7% to $26.2 million as compared to $24.5 million in the prior year.

Cornerstone Segment Results

Net sales for Cornerstone decreased 22% to $154.7 million in the first quarter of 2009 as compared to $197.9 million in the prior year due to slower consumer demand overall for luxury home furnishings and apparel.

Gross profit margin was 38.3% in the first quarter of 2009 compared to 40.7% in the prior year, the result of selective promotional and clearance pricing intended to generate additional sales demand and reduce inventory levels. As a result of this focused effort, inventory levels were down 28% compared to the first quarter of 2008. Gross profit margins were also unfavorably affected by specific promotional shipping and handling programs.

Cornerstone's Adjusted EBITDA margin decreased to (5.9%) in the first quarter of 2009 from (1.8%) in the prior year. The decrease was attributable to lower gross profit, partially offset by specific cost reduction initiatives including a 25% decrease in circulation costs and a decrease in personnel costs due to headcount reductions. Operating loss increased by $2.8 million or 30% from the prior year. Included in Cornerstone's operating income for the prior year was amortization of intangibles of $2.1 million.

Effective Tax Rate

HSNi's effective tax rate for continuing operations was 40% for the first quarter of 2009 as compared to 38% in the prior year. The change in the effective tax rate is primarily due to state income taxes. The annual effective tax rate for 2009 is expected to be 39%.

Liquidity and Capital Resources

For the three months ended March 31, 2009, HSNi generated net cash provided by operating activities of $39.6 million and as of March 31, 2009 had cash and cash equivalents of $186.9 million, up from $177.5 million at December 31, 2008. The $20.0 million outstanding under the revolving credit facility at December 31, 2008 was repaid during the first quarter of 2009. Total debt was approximately $384.8 million resulting in a ratio of total debt to EBITDA, as defined in our credit agreement, of approximately 2.43x as of March 31, 2009. HSNi was in compliance with all of the covenants in its credit agreement and senior notes indenture as of March 31, 2009.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance of HSNi and its consolidated subsidiaries that are based on current expectations, forecasts and assumptions. HSNi's actual results could differ materially from those predicted. Factors that could cause or contribute to such differences include but are not limited to: the depth and duration of the current recession, which may persist throughout and beyond 2009, and the impact of these conditions on consumer confidence and spending levels; whether national economic stimulus initiatives and measures to stabilize the financial system will be successful in achieving their objectives within the expected timeframes; other changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or ecommerce growth; changes in the interest rate environment and developments in the overall credit markets, and particularly the impact of the current constrained credit environment, if it persists; HSNi's business prospects and strategy, including whether HSNi's initiatives to generate cash and preserve liquidity will be effective; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; technological or regulatory changes; changes in senior management; our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services; and changes in product delivery costs. More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Reported results should not be considered as an indication of future performance. HSNi does not undertake to update any forward-looking statements.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Executive Vice President and Chief Financial Officer, will hold a conference call on May 7, 2009 at 11:00 a.m, Eastern Time, to discuss these results. Those interested in participating in the conference call should call 719-325-4797 or 877-795-3610 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via the Company's website at http://www.hsni.com.

A replay of the conference call can be accessed from 2:00 p.m., Eastern Time, on Thursday, May 7, until midnight, Eastern Time, on Thursday, May 21, by dialing 719-457-0820 or 888-203-1112, plus the passcode 9021944 and will also be hosted on HSNi's website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3 billion interactive multi-channel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone Brands. HSNi offers innovative, differentiated retail experiences on TV, online, in catalogs, and in brick and mortar stores. HSNi ships 52 million products and handles 50 million inbound customer calls annually. HSN, which created the television retail industry 31 years ago, now reaches approximately 93 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com ranks in the top 30 of the top 500 internet retailers, is one of the top 10 trafficked e-commerce sites, and has more than a quarter million unique users every day. In addition to its existing media platforms, HSN is the industry leader in technological innovation including services such as Shop by Remote, the only service of its kind in the U.S., and Video on Demand. Cornerstone Brands comprises leading home and apparel lifestyle brands including Ballard Designs, Frontgate, Garnet Hill, Improvements, Smith+Noble, The Territory Ahead and TravelSmith. Cornerstone Brands distributes 325 million catalogs annually, operates seven separate e-commerce sites and operates 26 retail stores.

                       GAAP FINANCIAL STATEMENTS

 HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
 (unaudited; in thousands except per share amounts)

                                                Three Months Ended
                                                     March 31,
                                              -----------------------
                                                 2009         2008
                                              ----------   ----------

 Net sales                                    $  629,620   $  676,886
 Cost of sales                                   418,396      441,402
                                              ----------   ----------
   Gross profit                                  211,224      235,484
                                              ----------   ----------
 Operating expenses:
 Selling and marketing                           122,517      136,750
 General and administrative                       51,710       54,374
 Production and programming                       13,503       14,343
 Amortization of non-cash marketing                   --        3,715
 Amortization of intangible assets                   141        2,198
 Depreciation                                      9,451        9,026
                                              ----------   ----------
   Total operating expenses                      197,322      220,406
                                              ----------   ----------
   Operating income                               13,902       15,078
                                              ----------   ----------
 Other (expense) income:
   Interest expense                               (8,950)          --
   Interest income                                    34           15
                                              ----------   ----------
 Total other (expense) income, net                (8,916)          15
                                              ----------   ----------
 Income from continuing operations
  before income taxes                              4,986       15,093
 Income tax provision                             (2,004)      (5,687)
                                              ----------   ----------
 Income from continuing operations                 2,982        9,406
 Loss from discontinued operations,
  net of tax                                         (28)         (78)
                                              ----------   ----------
 Net income                                   $    2,954   $    9,328
                                              ==========   ==========

 Income from continuing operations
  per share:
   Basic                                      $     0.05   $     0.17
   Diluted                                    $     0.05   $     0.17

 Net income per share:
   Basic                                      $     0.05   $     0.17
   Diluted                                    $     0.05   $     0.17

 Shares used in computing earnings
  per share:
   Basic                                          56,339       56,206
   Diluted                                        56,781       56,649

 HSN, INC. CONSOLIDATED BALANCE SHEETS
 (unaudited; in thousands)

                                               March 31,    Dec. 31,
                                                 2009         2008
                                              ----------   ----------
                       ASSETS

 Cash and cash equivalents                    $  186,899   $  177,463
 Accounts receivable                             124,961      165,114
 Inventories                                     274,341      304,172
 Deferred income taxes                            21,648       21,777
 Prepaid expenses and other current assets        46,854       42,080
                                              ----------   ----------

   Total current assets                          654,703      710,606
 Property and equipment, net                     152,368      157,832
 Intangible assets, net                          261,607      261,747
 Other non-current assets                         20,902       22,272
                                              ----------   ----------
 TOTAL ASSETS                                 $1,089,580   $1,152,457
                                              ==========   ==========
      LIABILITIES AND SHAREHOLDERS' EQUITY

 LIABILITIES:
 Accounts payable, trade                         179,648      198,464
 Current maturities of long-term debt             16,875       15,000
 Accrued expenses and other
  current liabilities                            165,072      190,788
                                              ----------   ----------
   Total current liabilities                     361,595      404,252
 Long-term debt, less current liabilities        367,952      393,528
 Deferred income taxes                            82,712       83,276
 Other long-term liabilities                      12,620       13,116
                                              ----------   ----------
   Total liabilities                             824,879      894,172

 TOTAL SHAREHOLDERS' EQUITY                      264,701      258,285
                                              ----------   ----------
 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $1,089,580   $1,152,457
                                              ==========   ==========

 HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
 (unaudited; in thousands)
                                                 Three Months Ended
                                                     March 31,
                                              -----------------------
                                                 2009         2008
                                              ----------   ----------

 Cash flows from operating activities
  attributable to continuing
  operations:
 Net income                                   $    2,954   $    9,328
 Less: Loss from discontinued operations,
  net of tax                                         (28)         (78)
                                              ----------   ----------
 Income from continuing operations                 2,982        9,406
 Adjustments to reconcile income from
  continuing operations to net cash provided
  by (used in) operating activities attributable to
  continuing operations:
   Depreciation                                    9,451        9,026
   Amortization of intangible assets                 141        2,198
   Non-cash compensation expense                   2,547        3,040
   Amortization of cable and satellite
    distribution fees                                841        1,120
   Amortization of non-cash marketing                 --        3,715
   Excess tax benefits from
    stock-based awards                                --            5
   Amortization of debt issuance costs               643           --
   Loss on disposition of fixed assets                39           85
   Deferred income taxes                            (435)       2,972
   Bad debt expense                                4,516        4,596
   Changes in current assets and liabilities:
   Accounts receivable                            34,074       28,964
   Inventories                                    29,831      (18,395)
   Prepaid and other current assets               (4,838)        (525)
   Accounts payable and other
    current liabilities                          (40,155)     (66,992)
                                              ----------   ----------
 Net cash provided by (used in) operating
  activities attributable to
  continuing operations                           39,637      (20,785)
                                              ----------   ----------
 Cash flows from investing activities
  attributable to continuing operations:
   Capital expenditures                           (7,517)      (6,629)
   Transfers from IAC                                 --       28,280
                                              ----------   ----------
 Net cash (used in) provided by investing
  activities attributable to
  continuing operations                           (7,517)      21,651
                                              ----------   ----------
 Cash flows from financing activities
  attributable to continuing operations:
   Repayment of long-term debt                    (3,750)          --
   Repayment under revolving credit facility     (20,000)          --
   Excess tax benefits from
    stock-based awards                                --            5
   Other                                              --          (30)
                                              ----------   ----------
 Net cash used in financing activities
  attributable to continuing operations          (23,750)         (25)
                                              ----------   ----------
 Total cash provided by continuing operations      8,370          841
 Total cash provided by
  discontinued operations                          1,066        1,676
   Effect of exchange rate changes on cash
    and cash equivalents                              --         (720)
                                              ----------   ----------
 Net increase in cash and cash equivalents         9,436        1,797
   Cash and cash equivalents at
    beginning of period                          177,463        6,220
                                              ----------   ----------
 Cash and cash equivalents at end of period   $  186,899   $    8,017
                                              ==========   ==========

 Table 4

             RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

 HSN, INC. RECONCILIATION OF GAAP EPS TO ADJUSTED EPS
 (unaudited; in thousands except per share amounts)

                                                 Three Months Ended
                                                     March 31,
                                              -----------------------
                                                 2009         2008
                                              ----------   ----------

 Diluted earnings per share                   $     0.05   $     0.17
                                              ==========   ==========
 Net income                                   $    2,954   $    9,328
 Non-cash compensation expense                     2,547        3,040
 Amortization of non-cash marketing expense           --        3,715
 Amortization of intangible assets                   141        2,198
 Loss on disposition of fixed assets                  39           85
 Loss from discontinued operations, net of tax        28           78
 Impact of income taxes                           (1,064)      (3,434)
                                              ----------   ----------
 Adjusted Net Income                          $    4,645   $   15,010
                                              ==========   ==========
 GAAP diluted weighted average
  shares outstanding                              56,781       56,649
 Adjusted EPS                                 $     0.08   $     0.26
                                              ==========   ==========

 HSN, INC. RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP
 (unaudited; in thousands)

               Three Months Ended            Three Months Ended
                 March 31, 2009                 March 31, 2008
           ----------------------------  ----------------------------
             HSN   Cornerstone   Total     HSN   Cornerstone  Total
           --------  --------  --------  --------  --------  --------
 Operating
  income
  (loss)   $ 26,151  $(12,249) $ 13,902  $ 24,533  $ (9,455) $ 15,078

 Non-cash
  compen-
  sation
  expense     1,955       592     2,547     1,586     1,454     3,040

 Amort-
  ization
  of
  non-cash
  marketing      --        --        --     3,715        --     3,715

 Amort-
  ization
  of
  intangible
  assets        141        --       141       143     2,055     2,198

 Depreciation 6,974     2,477     9,451     6,550     2,476     9,026

 Loss on
  dis-
  position
  of fixed
  assets         38         1        39        84         1        85
           --------  --------  --------  --------  --------  --------

 Adjusted
  EBITDA   $ 35,259  $ (9,179) $ 26,080  $ 36,611  $ (3,469) $ 33,142
           ========  ========  ========  ========  ========  ========

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles, (3) depreciation and gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail industry. Adjusted EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including non-cash compensation, amortization of non-cash marketing, amortization of intangibles, depreciation, gains and losses on asset dispositions, asset impairment charges, acquisition-related accounting and one-time items.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangible assets, (3) gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, (6) one-time items, and (7) discontinued operations. We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items. Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Pro Forma Results

We will only present Adjusted EBITDA, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS are presented before one-time items if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Basis of Presentation

On November 5, 2007, IAC announced its plan to separate into five independent public companies in order to better achieve certain strategic objectives of the various businesses. This transaction is referred to as the "spin-off."

On August 21, 2008, HSN, Inc. became an independent public company and began trading on the Nasdaq Global Select Market under the symbol "HSNI." These unaudited consolidated financial statements present our results of operations, financial position, shareholders' equity and cash flows of HSN, Inc. on a combined basis up through the spin-off and on a consolidated basis thereafter.

For the three months ended March 31, 2008, we computed basic earnings per share using the number of shares of common stock outstanding immediately following the spin-off, as if such shares were outstanding for the entire period. The diluted earnings per share for prior periods was computed based upon the dilutive impact of all stock-based awards outstanding immediately following the spin-off, as if such awards were outstanding for the entire period.

CONTACT:  HSN, Inc.
          Analysts/Investors
          Felise Glantz Kissell
            727-872-7529
            felise.kissell@hsn.net
          Media
          Brad Bohnert
            727-872-7515
            brad.bohnert@hsn.net